           As filed with the Securities and Exchange Commission on July 16, 1996
                                                  Registration Number: 333-00173


                       SECURITIES AND EXCHANGE COMMISSION

                         POST EFFECTIVE AMENDMENT NO. 1

     TO FORM S-1 REGISTRATION STATEMENT ON FORM S-3 REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933


                             OAKHURST COMPANY, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                   25-1655321
                      (I.R.S. Employer Identification No.)

                              1001 SANTERRE DRIVE
                           GRAND PRAIRIE, TEXAS 75050
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ROGER M. BARZUN
                    SENIOR VICE PRESIDENT & GENERAL COUNSEL
                             OAKHURST COMPANY, INC.
                      c/o OAKHURST MANAGEMENT CORPORATION
                                  P.O. BOX 767
                       CONCORD, MASSACHUSETTS 01742-0767
                                 (508) 287-4275
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement, as amended, becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       -----------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                       -----------------------------------


                                EXPLANATORY NOTE

This Post-Effective Amendment relates to up to 987,451 shares of Common Stock, $0.01 par value per share, ("Common Stock") of Oakhurst Company, Inc. (the "Company") offered by the selling shareholders named herein. A registration statement on Form S-1 (No. 033-00173) relating to such shares was declared effective by the Commission on February 9, 1996. The purpose of this Post-Effective Amendment is to convert the registration of such shares of Common Stock from Form S-1 to Form S-3 and to update certain information in the prospectus in such registration statement.


                       -----------------------------------

                                   PROSPECTUS

                             OAKHURST COMPANY, INC.

                 987,451 SHARES OF COMMON STOCK, $.01 PAR VALUE

                                 JULY 16, 1996

                       -----------------------------------

This prospectus ("Prospectus") of Oakhurst Company, Inc. (formerly Oakhurst Capital, Inc.), a Delaware corporation (the "Company" or "Oakhurst"), relates to up to 987,451 shares (the "Shares") of the Company's common stock, $.01 par value per share (the "Common Stock"), being sold by certain stockholders of the Company, including certain directors and executive officers of the Company (the "Selling Stockholders"), for their respective accounts. See "Selling Stockholders." The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. On July 12, 1996, the last reported sale price of the Common Stock on the Nasdaq SmallCap Market was $1.125 per share.

The Company will pay all of the expenses incident to the registration, offering and sale of the Shares to the public hereunder (other than commissions, fees and discounts of underwriters, brokers, dealers and agents), estimated to be $88,511. The Company has agreed to indemnify the Selling Stockholders and any underwriters against certain liabilities, including liabilities under the Securities Act.

                       -----------------------------------

                THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
            SEE "RISK FACTORS" AND "CAUTIONARY STATEMENT" ON PAGE 6.

                 -----------------------------------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION, AND NEITHER THE SECURITIES AND
        EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

                 -----------------------------------------------

- -----------------------------------------------------------------------------------------------------------
               Price to Public                  Underwriting Discounts and          Proceeds to Selling
                                                        Commissions                     Stockholders
- -----------------------------------------------------------------------------------------------------------
  Per Share                   (1)                         (1) (2)                         (1) (2)
- -----------------------------------------------------------------------------------------------------------
  Total                       (1)                         (1) (2)                         (1) (2)
- -----------------------------------------------------------------------------------------------------------


(1) The sale or distribution of the Shares may be effected directly to purchasers by the Selling Stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) or (i) on any exchange or in the over-the-counter market, (ii) in transactions otherwise than in the over-the-counter market or (iii) through the writing of options (whether such options are listed on an options exchange or otherwise) on, or settlement of short sales of, the Shares. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Stockholder or by agreement between the Selling Stockholder and underwriters, brokers, dealers or agents, or purchasers. If the Selling Stockholders effect such transactions by selling Shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of Securities for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Stockholders and any brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of Shares by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

    Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

    All of the 266,667 shares of Common Stock being sold by Anthony N. Puma are subject to restrictions on transfer and sale for the period from October 20, 1994 to October 19, 1996 and 133,334 of such shares are subject to restrictions on transfer and sale until October 19, 1997, all pursuant to a Stock Agreement, dated as of October 20, 1994, between the Company and Anthony N. Puma. See "Selling Stockholders."

    Certain of the underwriters, dealers, brokers or agents may have other business relationships with the Company and its affiliates in the ordinary course.

    See "Plan of Distribution."

(2) The Company has agreed to prepare and file this Prospectus and the related registration statement and supplements and amendments thereto required by the Securities Act with the Securities and Exchange Commission, to register and qualify the Common Stock if required under applicable Blue Sky laws, and to deliver copies of the Prospectus to the Selling Stockholders. The expenses incurred in connection with the same, estimated at $88,511, will be borne by the Company. The Company will not be responsible for any discounts, concessions, commissions or other compensation due to any broker or dealer in connection with the sale of any of the shares offered hereby, which expenses will be borne by the Selling Stockholder.

                       -----------------------------------

No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

                       -----------------------------------

                  The Date of this Prospectus is July 16, 1996

                             AVAILABLE INFORMATION

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements, information statements and other information filed by the Company with the Commission can be inspected and copied and, upon payment at prescribed rates, obtained at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. In addition, the Company's Common Stock is listed on the Nasdaq Small-Cap Market, and reports, proxy statements, information statements and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

The Company has filed with the Securities and Exchange Commission (the "Commission"), a registration statement on Form S-3 as Post Effective Amendment No. 1 to a registration statement on Form S-1 under the Securities Act with respect to the Common Stock being offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the registration statement. For further information about the Company and the securities offered hereby, reference is made to the registration statement and to the financial statements, schedules and exhibits filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. The registration statement, including exhibits thereto, may be inspected without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office after payment of the fees prescribed by the Commission.

Upon request, the Company will provide without charge to each person to whom a copy of this Prospectus has been delivered a copy of any information that was incorporated by reference in the Prospectus (other than exhibits to documents, unless such exhibits are specifically incorporated by reference into the information incorporated by reference in the Prospectus). The Company will also provide upon specific request, without charge to each person to whom a copy of this Prospectus has been delivered, a copy of any or all documents filed from time to time by the Company with the Commission pursuant to the Exchange Act. Requests for such copies should be directed to Karen Stempinski, Vice President and Treasurer, Oakhurst Company, Inc., 1001 Santerre Drive, Grand Prairie, Texas 75050, (214) 660-4448.

                                  THE COMPANY

Oakhurst Company, Inc., formerly known as Oakhurst Capital, Inc. and prior to that as Hallwood Holdings Incorporated ("Oakhurst" or the "Company"), is a holding company which was formed as a result of a merger transaction in July 1991, in which Steel City Products, Inc. ("SCPI") became a majority-owned subsidiary of Oakhurst. In accordance with the merger, Oakhurst owns 10% of the outstanding common stock of SCPI and all of the SCPI Series A Preferred Stock, with the result that the aggregate fair market value of SCPI's common stock and Series A Preferred Stock owned by Oakhurst is equal to approximately 90% of the aggregate fair market value of all the issued and outstanding capital stock of SCPI, and represents 90% of the voting stock of SCPI.

The Company was incorporated in Delaware in 1991. Its principal executive offices are located at 1001 Santerre Drive, Grand Prairie, Texas 75050, and its telephone number is (214) 660-4499.

The Company conducts all of its operations through its subsidiaries and has no significant assets other than the shares of, or inter-company advances to and from, such subsidiaries.

Under the trade name "Steel City Products," SCPI is engaged in the distribution of automotive parts and accessories to independent retailers from a facility in Pittsburgh, Pennsylvania. This business has been owned by the Company or its predecessors since 1969.

In January 1994, Oakhurst acquired all the outstanding capital stock of H&H Distributors, Inc., d/b/a Harry Survis Auto Center ("H&H"), a Pittsburgh-based company involved in the distribution and installation of automotive accessories, including stereos, alarms and cellular phones.

In August 1994, Oakhurst acquired all the outstanding capital stock of Dowling's Fleet Service Co., Inc. ("Dowling's"), a distributor of automotive radiators based in Mt. Vernon, New York that operates six facilities in New York, Connecticut and New Jersey. In March 1996, Dowling's acquired all the outstanding capital stock of The G&O Sales Company, ("G&O"), a distributor of automotive radiators based in Philadelphia, Pennsylvania.

In October 1994, Oakhurst acquired all the outstanding capital stock of LBI Corp. d/b/a Puma Products ("Puma"), a distributor of accessories to the van and light truck conversion industry, based in Grand Prairie, Texas.

In March 1995, the Company formed a wholly-owned subsidiary, Oakhurst Management Corporation, to coordinate the provision of corporate administrative services to the Company and its subsidiaries. Certain existing employees and officers of the Company are now paid and are provided benefits by Oakhurst Management Corporation.

In August 1995, Oakhurst Holdings, Inc. was formed to hold and manage intangible investments, including without limitation, investments in stocks, bonds, notes and other debt obligations, patents, patent applications, trademarks, trade names and similar intangible assets on behalf of SCPI, H&H, Dowling's and Puma. At of the date of this Prospectus, all of the issued and outstanding capital stock of Oakhurst Holdings, Inc. was owned of record by SCPI, Dowling's, H&H and Puma, which stock was issued to each in consideration of the contribution of certain intangible assets and investments by each to Oakhurst Holdings, Inc.


                     RISK FACTORS AND CAUTIONARY STATEMENT

An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus or incorporated herein by reference, Prospective investors should consider carefully the following risk factors before purchasing the shares of Common Stock offered hereby.

From time to time the information provided by the Company in its public filings, in press releases or in oral public statements made by its officers and directors which is not historical fact (including, but not limited to statements concerning anticipated sales, profit levels, customers and cash flows) may contain so-called "forward looking" information that involves risks and uncertainties. In connection with the "safe harbor" provisions of the Private Securities Reform Act of 1995, the Company believes that the following important factors, among others, could cause the Company's actual future results for its 1997 fiscal year and beyond to differ significantly from those stated in any forward-looking statements made by, on behalf of, or with respect to the Company, and should be considered by investors when reviewing such statements. Factors that may cause such differences include, but are not limited to the factors discussed below as well as the accuracy of the Company's internal estimates of revenue and operating expense levels. Each of these factors and others are discussed from time to time in the Company's Securities and Exchange Commission filings.


COMPETITION

The automotive parts and accessories distribution industry is highly competitive, with many similar companies operating in the Company's various market niches.

         Steel City Products, Inc. Several distributors compete with SCPI, and many of SCPI's suppliers also offer their products directly to SCPI's customers. SCPI competes on the basis of breadth of merchandise offered, price, levels of service, order fill rates and order turn-around times, supported by the product expertise of its field and headquarters personnel. There can be no assurance that SCPI will continue to compete effectively or maintain its current market position.

         H&H Distributors, Inc. In its automotive accessories business, H&H competes with other distributors of such products and with manufacturers that offer their products directly to H&H's customers. There can be no assurance that H&H will be able to continue to compete effectively or retain its market position. In its cellular phone business, where H&H acts as an agent for Bell Atlantic NYNEX Mobile Systems ("BANMS"), H&H competes with other agents for BANMS, with direct sales by BANMS salespeople and BANMS retail sales, and with sales by AT&T Wireless Communications (formerly "Cellular One") and its agents. The significant growth in the cellular phone industry has resulted in a proliferation of retailers attempting to satisfy customers' demand for these services and there can be no assurance that H&H can maintain a competitive position. In addition, although H&H has entered into a five year agency agreement with BANMS, there can be no assurance that such agency agreement will not be terminated or that the economic terms thereof will not be changed. The loss of the BANMS agency agreement would have a material adverse effect on H&H.

         Dowling's Fleet Service Co., Inc. Many distributors compete with Dowling's in its business of supplying automotive radiators to radiator repair shops, although most competitors are smaller than Dowling's, and many operate as "multi-tier" resources (supplying dealers, jobbers and retail customers, as well as radiator repair shops), a practice that Dowling's avoids so as not to compete with its own customers. Dowling's competes on the basis of wide product selection, quality radiator products (featuring "Modine," a high quality after-market radiator), price and service (including twice-daily deliveries to customers, using Dowling's own vehicle fleet) and the economies of scale it is able to achieve in buying and in operations. There can be no assurance that Dowling's will continue to compete effectively or that competitors will not attract Dowling's customers or open facilities within Dowling's current market area. During fiscal 1996 one of Dowling's locations suffered a significant decline in sales, due to the nearby opening of a competing business. Although in the first quarter of fiscal 1997, Dowling's experienced an improved competitive situation, with a return to historical levels of sales and gross margins, there can be no assurances that past levels of revenue and profitability can be maintained.

         Puma Products, Inc. In its business of supplying vehicle converters and other customers with accessories for the van and light truck markets, Puma competes with a large number of manufacturers and distributors. Puma generally competes on the basis of innovative, high-quality products, many of which are manufactured to its own specifications, thus providing Puma with the ability to supply a range of products to converters seeking a single resource. In fiscal 1996, shortages of such vehicles led to limits on the number of vehicles available to converters, created an intensification of competition among suppliers to the converter market, and led to a consequent reduction in Puma's sales to these customers. This decrease was only partly offset by increases in sales of other accessories. There can be no assurance that Puma will continue to compete effectively or maintain its current market position.


DEPENDENCE ON KEY PERSONNEL

The Company is dependent upon a number of key management personnel, at both the Company and subsidiary levels. The loss of the services of one or more of these key individuals could have a material adverse effect upon the Company or its subsidiaries. The Company's success will also depend on its ability to attract and retain other highly qualified management personnel. The Company faces strong competition for such personnel and there can be no assurance that the Company will be able to attract or retain such personnel.

In addition, the Company and its subsidiaries are dependent on a large number of employees. All warehouse and certain office employees of SCPI are represented by Local 636 of the International Brotherhood of Teamsters. Renewal negotiations related to the union agreement have continued beyond its expiration on November 30, 1995. Employees of the Company and its other subsidiaries are not represented by any unions. In the past, neither the Company nor its subsidiaries has encountered significant labor relations difficulties, but there can be no assurance that this will continue to be the case.


PRODUCT LIABILITY

The marketing and sale of automobile products entails an inherent risk of allegations of product defects or other product liability claims and there can be no assurance that such allegations will not be asserted against the Company and/or its subsidiaries. The Company and each of its subsidiaries is covered by a limited amount of product liability insurance, and although neither the Company nor, to the best of its knowledge, any of its subsidiaries, has encountered significant product liabilities in the past, there can be no assurance that the Company or its subsidiaries has, or will be able to maintain, sufficient insurance or will have sufficient resources to satisfy any liability resulting from any potential claims. Any successful products liability claim made against the Company and/or its subsidiaries in excess of insurance coverage could substantially reduce any stockholders' equity in the Company and could have a material adverse effect on the Company and/or its subsidiaries.


NET OPERATING TAX LOSS CARRYFORWARDS

The Company currently enjoys the benefit of substantial Net Operating Tax Loss Carryforwards (the "Tax Benefits"), which shelter most of the Company's income from federal income taxes, and are expected by the Company to continue to do so for several years. A change of control (as defined in the applicable Internal Revenue Service regulations) in the ownership of Oakhurst or SCPI could result in the loss of most of the Tax Benefits. While there can be no assurance that such a change of control will not occur with regard to either Oakhurst or SCPI, management has taken steps to help preclude such an event through limitations on the transfer of shares. Loss of the Tax Benefits could have a material adverse effect on the Company's net income. The Company believes that the registration of the shares offered by the Selling Stockholders pursuant to this registration will not result in a change of control.


EFFECT OF CERTAIN CHARTER AND BY-LAW PROVISIONS

The Company's Certificate of Incorporation contains provisions designed to limit the transferability of shares of the Company's capital stock in order to preserve the Tax Benefits. Such provisions may, in certain cases, have the effect of decreasing the liquidity of shares of the Company's Common Stock and could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock and may also discourage acquisition bids for the Company by limiting the number of shares that potential acquirors would be able to purchase. Shares of Preferred Stock may be issued by the Company in the future without stockholder approval and upon such terms as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding stock of the Company.


ACQUISITIONS

The Company acquired H&H in January 1994; Dowling's in August 1994; and Puma in October 1994. There can be no assurance that any or all of these companies will be successfully integrated into the Company's operation or that past financial results of any or all of these companies will continue under Oakhurst's ownership.


SOURCES OF SUPPLY

SCPI and H&H acquire merchandise from a number of different suppliers, none of which accounts for more than 15% of their respective revenues.

H&H's cellular phone business is dependent on the continuation of its relationship with BANMS or the development of an alternative relationship with AT&T Wireless Communications. The current five-year BAMS agency agreement was entered into in 1993.

Approximately 60% of the radiators sold by Dowling's are acquired from a single supplier, Modine Manufacturing Company ("Modine"), and while Dowling's has had a business relationship with Modine for many years and believes that it is one of Modine's largest customers, there can be no assurance that this relationship will continue. However, the Company believes that other sources are available should Modine for any reason be unable to satisfy Dowling's needs.

Approximately 60% of the products sold by Puma have in the past been obtained from a single foreign source and there can be no assurance that such products will remain available to Puma at favorable prices or that Puma will not be adversely affected in the event that these products cease to be available. In addition, changes in the currency exchange rate with regard to the foreign source's country could result in changes in the prices Puma pays for such products.

In addition, from time to time, market or seasonal conditions may affect the availability of certain merchandise, which changes in availability may individually or in the aggregate have a material adverse effect on the Company or any one or more of its subsidiaries.


CUSTOMER BASE

SCPI's customers are continually affected by changes in the retail environment, including the recent competitive pressures facing regional mass merchandisers and the growing influence of automotive specialty chains. These changes have led to fluctuations in the level of business that SCPI enjoys with individual customers. In recent years, SCPI has lost some significant customers principally due to the financial difficulties of those customers, and has suffered reductions in business as certain customers have closed stores in the face of competition or have reduced their automotive merchandise selection. Furthermore, some customers have changed their buying practices to acquire certain merchandise direct from manufacturers rather than through distributors such as SCPI. In fiscal 1994, SCPI's three largest customers (those individually representing more than 10% of SCPI's sales) accounted for 49% of Oakhurst's sales; in fiscal 1995, such customers, numbering two, accounted for 24% of Oakhurst's sales. In October, 1995 one of these large customers, Jamesway, filed for bankruptcy protection and immediately ceased buying from SCPI. In November 1996, the other large customer, Forest City, advised SCPI that it would change its source of supply over the succeeding months and sales to Forest City ended in January 1996.

Continuing efforts to develop new revenue sources have enabled SCPI to replace some of the lost business, but its profitability has been adversely affected. There can be no assurance that SCPI will be able to continue to replace the lost business or that it will not again be faced with customer losses. SCPI has recently decided to add non-food pet supplies to its merchandise selection, in an effort to increase sales to existing customers that also sell pet supplies, and to add new customers. There can be no assurance that these efforts will be successful.

Prior to its acquisition by Oakhurst, a large proportion of Puma's customers were vehicle converters who, in turn, were dependent upon the availability of new vehicles from the "Big Three" automobile manufacturers. In fiscal 1996, shortages of such vehicles led to limits on the number of vehicles available to converters, created an intensification of competition among suppliers to the converter market, and led to a consequent reduction in Puma's sales to these customers.

There can be no assurance that the Company's other operating subsidiaries will not face customer losses.


WORKING CAPITAL

The Company and its subsidiaries require adequate levels of inventory to support their various businesses. In the past, Oakhurst has maintained adequate levels of working capital from operating cash flow and bank lines of credit. While the Company believes that its current borrowing agreements provide adequate working capital, there can be no assurance that this will continue to be the case if operating cash flow is insufficient to meet seasonal needs, to support sales growth or to finance capital expenditure requirements and debt repayments. Much of the projected operating cash flow for the next few years from the businesses acquired in 1994 will be required to repay bank debt and certain liabilities relating to the acquired businesses. Furthermore, the limitations on a change of control of the Company may inhibit the raising of capital through the sale of stock by Oakhurst.


                                USE OF PROCEEDS

The Company will not receive any proceeds from the sale of shares of Common Stock offered hereby by the Selling Stockholders.

                       -----------------------------------

                              SELLING STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of July 1, 1996 based on information furnished to the Company and as adjusted to reflect the sale of the Common Stock offered hereby, by each of the Selling Stockholders.

At July 1, 1996 there were 3,201,144 shares of the Company's Common Stock outstanding.

Except as indicated below, none of the Selling Stockholders has had any position, office or other material relationship within the past three years with the Company or its affiliates.

                                                                Shares      Shares to be Beneficially
                                             Shares           Covered by        Owned After Sales
                                          Beneficially           this            Pursuant Hereto
       NAME OF SELLING STOCKHOLDER          Owned (1)         Prospectus       Number        Percent

 Fidelity Capital Trust:  Fidelity
 Capital Appreciation Fund (2)                  289,000         174,000       115,000         4%

 Roger M. Barzun (3)                             16,160           6,160        10,000         *
 Norman Berke                                    10,000          10,000             0         *

 Chelverton Fund                                 40,000          20,000        20,000         *

 Ruth S. Cohen                                   10,000          10,000             0         --

 Robert M. Davies (4)                            88,996          65,000        23,996         1%
 Bernard H. Frank (5)                            65,134          16,807        48,327         2%

 Harold Garfinkel (6)                            22,000          12,000        10,000         *

 Maarten D. Hemsley (7)                         220,812          80,479       140,333         3%

 Robert Holtz                                     5,000           5,000             0         --
 Joseph M. Jacobs (8)                            25,819          25,819             0         --

 Michelle Jacobs                                 20,000          20,000             0         --

 Joel S. Lever (9)                               64,815          40,819        23,996         *

 Anthony N. Puma (10)(11)                       266,667         266,667             0         --
 John R. Ruda (12)                               44,327           7,500        36,827         1%

 Special Situations Fund III, L.P.              289,000          89,000       200,000         6%

 David R.A. Steadman                             15,000          10,000         5,000         *

 James B. Stein (6)                               7,500           3,000         4,500         *
 William Witter, Inc.                           126,729         100,000        26,729         *
                                              ---------         -------       -------

 Totals                                       1,612,246         987,451       624,795        16%
                                              =========         =======       =======

_________

*  Less than 1%.

(1) Except as provided herein, the Company believes, based on information provided by the Selling Shareholders, that each Selling Stockholder has sole voting and investment power with respect to the shares beneficially owned.

(2) The business address of the Fidelity Capital Appreciation Fund (the "Fund") is 82 Devonshire Street, Boston, Massachusetts 02109. The Fund is a portfolio of the Fidelity Capital Trust, an investment company registered under the Investment Company Act of 1940, as amended. Fidelity Management and Research Company, a management corporation and an investment advisor registered under Section 201 of the Investment Advisors Act of 1940, as amended ("FMRC"), provides investment advisory services to the Fund and to certain other registered investment companies. FMRC is a wholly-owned subsidiary of FMR Corp., a Massachusetts corporation.

(3) Roger M. Barzun is Senior Vice President, Secretary and General Counsel of the Company.

(4)  Robert M. Davies has been a director of the Company since 1991.

(5) Bernard H. Frank is Executive Vice President, Chief Operating Officer and a Director of the Company.

(6)  Harold Garfinkel is President and Chief Executive Officer of H&H and James
     B. Stein is General Manager of H&H.

(7) Maarten D. Hemsley, until his resignation on December 18, 1995, was a Director, Chairman of the Board of Directors, President, Chief Executive Officer and Chief Financial Officer of the Company. Mr. Hemsley remains a consultant to the Company.

(8) Joseph M. Jacobs is a former Director of the Company, who resigned from the Board in May 1995.

(9)  Joel S. Lever is a Director of the Company.

(10) Anthony N. Puma is President of Puma and a Director of the Company.

(11) All of the 266,667 shares of Common Stock being sold by Anthony N. Puma are subject to restrictions on transfer and sale for the period from October 20, 1994 to October 19, 1996 and 133,334 of such shares are subject to restrictions on transfer and sale until October 19, 1997, all pursuant to a Stock Agreement, dated as of October 20, 1994, between the Company and Anthony N. Puma. See "Plan of Distribution."

(12) John R. Ruda was the President of Steel City Products, Inc. until December 1995 when he was elected Senior Vice President - Marketing of the Company.


                              PLAN OF DISTRIBUTION

The sale or distribution of the Shares may be effected directly to purchasers by the Selling Stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) or (i) on any exchange or in the over-the-counter market, (ii) in transactions otherwise than in the over-the-counter market or (iii) through the writing of options (whether such options are listed on an options exchange or otherwise) on, or settlement of short sales of, the Shares. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Stockholder or by agreement between the Selling Stockholder and underwriters, brokers, dealers or agents, or purchasers. If the Selling Stockholders effect such transactions by selling Shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of Securities for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Stockholders and any brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of Shares by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The Company will pay all of the expenses incident to the registration, offering and sale of the Shares to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. The Company has agreed to indemnify the Selling Stockholders and any underwriters against certain liabilities, including liabilities under the Securities Act. The Company will not receive any of the proceeds from the sale of any of the Shares by the Selling Stockholders.

All of the 266,667 shares of Common Stock being sold by Anthony N. Puma are subject to restrictions on transfer and sale for the period from October 20, 1994 to October 19, 1996 and 133,334 of such shares are subject to restrictions on transfer and sale until October 19, 1997, all pursuant to a Stock Agreement, dated as of October 20, 1994, between the Company and Anthony N. Puma. See "Selling Stockholders."

Certain of the underwriters, dealers, brokers or agents may have other business relationships with the Company and its affiliates in the ordinary course.


                          LEGALITY OF THE COMMON STOCK

The validity of the Common Stock offered hereby has been passed upon for the Company by Roger M. Barzun, Esq., Senior Vice President and General Counsel of the Company, Concord, Massachusetts 01742-0767. At July 1, 1996, Mr. Barzun owned 6,160 shares of Common stock and had options to purchase an additional 16,000 shares.


                                    EXPERTS

The financial statements and related financial statement schedules of Oakhurst at February 29, 1996 and February 28, 1995 and for each of the three fiscal years in the period ended February 29, 1996, the financial statements of Dowling's as of July 31, 1994 and September 30, 1993 and for the ten months ended July 31, 1994 and the year ended September 30, 1993, and the financial statements of Puma as of September 30, 1994 and for the nine months then ended, all of which are incorporated in this Prospectus by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports dated May 17, 1996, December 20, 1995 and February 10, 1995, which are incorporated herein by reference. Their report on Oakhurst's financial statements expressed an unqualified opinion and included an explanatory paragraph referring to the Company's change in its method of accounting for income taxes to conform to Statement of Financial Accounting Standards No. 109. Such financial statements of Oakhurst, Dowling's and Puma have been so incorporated in reliance upon the respective reports of such firm given upon their authority as experts in accounting and auditing.



The financial statements of Puma as of December 31, 1993 and for the year then ended have been audited by Podsednik & Company, independent auditors, as stated in their report dated February 10, 1995 which is incorporated herein by reference. Such financial statements of Puma have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                       -----------------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference thereto:

   (1) The Company's Annual Report on Form 10-K for the fiscal year ended February 29, 1996, filed pursuant to Section 13(a) or 15(d) of the Exchange Act (File Number 0-19450).

   (2) The description of the Company's Common Stock contained in a registration statement on Form 8-A filed pursuant to section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") on August 4, 1991 under its former name, Hallwood Holdings Incorporated, and any amendments or reports filed for the purpose of updating such description.

   (3) The Company's Current Report on Form 8-K dated August 1, 1994, as amended.

   (4) The Company's Current Report on Form 8-K dated October 26, 1994, as amended.

   All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 prior to the filing of a post-effective amendment that indicates that all securities covered by this Prospectus have been sold or that de-registers all such securities then remaining unsold shall be deemed incorporated by reference herein and to be part hereof from the date of the filing such reports and documents.

   Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document or portion thereof that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                       -----------------------------------

                PART II  INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, other than registration fee, are estimated as follows:

SEC Registration Fee  . . . . . . . . . . . . . .     511
Legal Fees and Expenses . . . . . . . . . . . . .  40,000
Accountants' Fees and Expenses  . . . . . . . . .  35,000
Expenses of Qualification Under
    State Securities Laws, Including
    Attorneys' Fees   . . . . . . . . . . . . . .  10,000
Printing and Engraving Expenses . . . . . . . . .   3,000
                                                  -------
Total . . . . . . . . . . . . . . . . . . . . . . $88,511
                                                  =======


ITEM 15.  Indemnification of Directors, Officers and Employees

Section 145 ("Section 145") of the Delaware General Corporation Law provides a detailed statutory framework covering indemnification of directors and officers against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as Directors or officers. The Registrant's By-Laws provides for indemnification of Directors and officers to the full extent permitted by Section 145. Section 145 generally provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of such legal proceedings when he/she is successful on the merits; (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he/she is not successful on the merits, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe his/her conduct was unlawful), and (iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he/she is not successful on the merits, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made under clause (iii) above, however, if the Director or officer is adjudged liable for negligence or misconduct in the performance of his/her duties to the corporation, unless a court determines that, despite such adjudication, but in view of all of the circumstances, he/she is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above may be made only upon a determination that indemnification is proper because the applicable standard has been met. Such a determination may be made by a majority of a quorum of disinterested Directors, independent legal counsel, the stockholders or a court of competent jurisdiction. The Board of Directors may authorize advancing litigation expenses to a Director or officer upon receipt of an undertaking by such Director or officer to repay such expenses if it is ultimately determined that he/she is not entitled to be indemnified for them.

ITEM 16.  Exhibits and Financial Statement Schedules

The following is a list of exhibits filed as a part of this registration statement:

        Exhibit
        Number                                     Description

             2.1  Agreement and Plan of Merger dated as of May 20, 1991 (filed as Appendix A to the Proxy
                  Statement/Prospectus dated April 16, 1991 of the Company and Steel City Products, Inc.
                  ("SCPI")).

             4.1  Agreement and Plan of Merger dated as of May 20, 1991 (See Exhibit 2.1 above).
            *5    Opinion of Roger M. Barzun, Esq. with respect to the legality of the shares being registered.

            23.1  Consent of Deloitte & Touche LLP.

            23.2  Consent of Podsednik & Company.

           *23.3  Consent of Roger M. Barzun, Esq., General Counsel to Registrant (included in Exhibit 5).
           *24    Power of Attorney.


- ----------
* Previously filed.

ITEM 17. Undertakings

(A) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

(C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(D)      The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(E)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (a) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                       -----------------------------------

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 on Form S-3 to the registration statement on Form S-1, File No. 333-00173 to be signed on its behalf by the undersigned, thereunto duly authorized, in Stamford, Connecticut on July 12, 1996.

                                        OAKHURST COMPANY, INC.


                                        By:  /s/ Mark Auerbach
                                           -------------------------------------
                                                 Mark Auerbach
                                                 Chairman of the Board,
                                                 President & Chief
                                                 Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 on Form S-3 to the registration statement on Form S-1, File No. 333-00173 has been signed below by the following persons in the capacities and on the dates indicated:

 Signatures                           Title                                Date

 /s/ Mark Auerbach                    Chairman of the Board of                      July 12, 1996
 ----------------------------------   Directors, President and Chief
 Mark Auerbach                        Executive Officer; Chief
                                      Financial Officer (principal
                                      executive, financial and
                                      accounting officer)


 *                                    Senior Vice President & Chief                 July 12, 1996
 ----------------------------------   Operating Officer, Director
 Bernard H. Frank

 *                                    Director                                      July 12, 1996
 ----------------------------------
 John D. Abernathy


 *                                    Director                                      July 12, 1996
 ----------------------------------
 Robert M. Davies


 *                                    Director                                      July 12, 1996
 ----------------------------------
 Joel S. Lever


 *                                    Director                                      July 12, 1996
 ----------------------------------
 Anthony N. Puma

 *                                    Director                                      July 12, 1996
 ----------------------------------
 Richard Randolph


 * By: /s/ Roger M. Barzun                                                          July 12, 1996
       -------------------------
          Roger M. Barzun
          Attorney-in-Fact

                                 EXHIBIT INDEX

         Exhibit
            No.                                    Description                                      At Page
             2.1  Agreement and Plan of Merger dated as of May 20, 1991 (filed as Appendix A to the Proxy Statement/Prospectus dated April 16, 1991 of the Company and
                  Steel City Products, Inc.)

             4.1  Agreement and Plan of Merger dated as of May 20, 1991 (See Exhibit 2.1 above).
            *5    Opinion of Roger M. Barzun, Esq. with respect to the legality of the shares being registered.

            23.1  Consent of Deloitte & Touche LLP.                                                    20

            23.2  Consent of Podsednik & Company.                                                      21

           *23.3  Consent of Roger M. Barzun, Esq., General Counsel to Registrant (included in
                  Exhibit 5).
           *24    Power of Attorney


- ----------
* Previously filed